EXHIBIT 5.1




                        February 10, 1995


Key Tronic Corporation
N. 4424 Sullivan Road
Spokane, WA  99216

Ladies and Gentlemen:

          At your request, we have examined the Registration Statement on Form S-3 filed by Key Tronic Corporation, a Washington corporation (the "Company"), with the Securities and Exchange Commission on February 10, 1995 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 1,000,000 shares of the Company's common stock, no par value (the "Stock") being offered by Hiller Key Tronic Partners L.P. and LGZ, Inc. (the "Selling Shareholders").

          As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Shareholders in connection with the sale by the Selling Shareholders of up to 1,000,000 shares of Stock.

          It is our opinion that, upon completion of the proceedings to be taken by the Company and the Selling Shareholders prior to the sale of the shares of Stock, the 1,000,000 shares of Stock sold by the Selling Shareholders, when sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                             Very truly yours,

                                               /s/   Morrison & Foerster